Exhibit 99.1

PR Contact:	Reader Contact:

Steve Gabriel	Nancy Weiss
Porter Novelli	Synplicity Inc.
408/369-4600 x627	408/215-6000
steve.gabriel@porternovelli.com	nancy@synplicity.com

SYNPLICITY PROMOTES ANDREW DAUMAN TO VICE PRESIDENT,

WORLDWIDE ENGINEERING

SUNNYVALE, Calif., May 13, 2005 – Synplicity Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced the promotion of Andrew Dauman to vice president, worldwide engineering effective immediately. In this position, Dauman will lead Synplicity’s global engineering resources, which includes teams in the United States, France, India and Turkey. As a member of Synplicity’s executive leadership team, Dauman will participate in setting the company’s strategic direction.

Dauman joined Synplicity in 1994 as employee number three. He most recently served as vice president of corporate applications engineering at Synplicity, responsible for all technical support, product verification, product training and technical publications. While at Synplicity, Dauman initiated and grew Synplicity’s applications engineering team into a worldwide organization. As vice president, worldwide engineering, Dauman will oversee the company’s entire 160 member engineering team, including applications engineering, to ensure new and existing products are developed and released on time and with continuous quality improvements.

“Since joining Synplicity, Andrew has demonstrated himself to be driven to Synplicity’s success,” said Gary Meyers, president and CEO of Synplicity. “He has been instrumental in building Synplicity’s world-class corporate applications organization, which consistently receives accolades from customers and is highly ranked in various industry customer satisfaction surveys, including EE Times’ annual EDA survey. I have complete confidence in Andrew’s ability to lead Synplicity’s engineering team to the next level of growth while continuously improving the quality of our new and existing design solutions.”

Andrew Dauman added, “It’s a privilege to be able to continue my work at Synplicity in this new role. We have an incredible amount of talent at Synplicity and it’s exciting to be part of the team that will realize the developments that we have planned on our product roadmaps.”

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Synplicity Promotes Andrew Dauman to Vice President of Engineering	Page 2/2

Prior to joining Synplicity, Dauman was a member of the AutoLogic ASIC synthesis team at Mentor Graphics Corporation. Before Mentor Graphics, Dauman worked as a CPU designer at Prime Computer Inc. and Raytheon Company. Dauman holds a BSEE from Boston University.

About Synplicity

Synplicity® Inc. (Nasdaq: SYNP) is a leading supplier of innovative synthesis, verification and physical implementation software solutions that enable the rapid and effective design and verification of semiconductors. Synplicity’s high-quality, high-performance tools significantly reduce costs and time-to-market for FPGA, Structured/Platform ASIC and cell-based/COT ASIC designers. The company’s underlying Behavior Extracting Synthesis Technology® (BEST™), which is embedded in its logical, physical and verification tools, and has led to Synplicity’s top position in FPGA synthesis, now provides the same fast runtimes and quality of results to ASIC and COT customers. The company’s fast, easy-to-use products support industry standard design languages (VHDL and Verilog) and run on popular platforms. Synplicity employs over 280 people in its 20 facilities worldwide. Synplicity is headquartered in Sunnyvale, Calif.

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Synplicity and Behavior Extracting Synthesis Technology are registered trademarks of Synplicity Inc. BEST is a trademark of Synplicity Inc. All other brands or products are the trademarks or registered trademarks of their respective owners.